EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of SOBR Safe, Inc. of the Form 10-Q for the quarter ended March 31, 2023, reviewed by us, which included the unaudited consolidated financial statements of SOBR Safe, Inc. As allowed by Securities and Exchange Commission reporting rules, we did not issue a review report.

Haynie & Company

Littleton, Colorado

June 26, 2023